Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Investors: Todd Wyatt Office: 210-255-6157 Wireless: 210-347-3540 todd.wyatt@kci1.com	Media: Kevin Belgrade Office: 210-255-6232 Wireless: 210-216-1236 kevin.belgrade@kci1.com

KINETIC CONCEPTS REPORTS
FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS FOR 2010

Fourth Quarter Highlights

- Worldwide revenue of $527.5 million, up from $526.8 million in the prior-year period, as reported, and up 1% on a constant currency basis

- Worldwide Active Healing SolutionsTM (“AHS”) revenue of $367.1 million, comparable to $367.2 million in the prior-year period, as reported, and up 1% on a constant currency basis

- Worldwide Regenerative Medicine revenue of $93.7 million, up 22% from the prior-year period on both a reported and constant currency basis

- Worldwide Therapeutic Support Systems (“TSS”) revenue of $66.6 million, down 19% from the prior-year period and down 17% on a constant currency basis

- Diluted net earnings per share of $1.03, up 11% from the prior-year period

San Antonio, Texas, February 1, 2011 – Kinetic Concepts, Inc. (NYSE: KCI) today reported fourth quarter and full year 2010 total revenue of $527.5 million and $2.02 billion, respectively, compared to $526.8 million and $1.99 billion in the corresponding periods of the prior year.  Foreign currency exchange movements unfavorably impacted total revenue for the fourth quarter of 2010 by 1% while having no significant impact on revenue for the full year of 2010 compared to the corresponding periods of the prior year.

Net earnings for the fourth quarter of 2010 were $74.0 million, or $1.03 per diluted share, compared to $66.3 million, or $0.93 per diluted share, for the fourth quarter of 2009, representing increases of 12% and 11%, respectively, from the prior-year period.  For the full year of 2010, net earnings were $256.1 million, or $3.57 per diluted share, compared to $228.7 million, or $3.24 per diluted share for 2009, representing increases of 12% and 10%, respectively, from the prior year.  Net earnings per diluted share on a comparable, non-GAAP basis were $1.17 and $4.29 for the fourth quarter and full year of 2010, respectively, up 6% and 8% from the same corresponding periods of the prior year.

“We were very pleased with our fourth quarter results, particularly the outstanding performance of our LifeCell division and the stability of the U.S. AHS business,” said Catherine M. Burzik, President and Chief Executive Officer of KCI.  “KCI continues to execute to its strategy.  With the introduction of several new products and therapies, for example our new VAC Via Therapy, our geographic expansion and our demonstrated operating discipline, KCI is well positioned to deliver unparalleled value to its patients, caregivers, payers, and investors.”

Revenue Recap – Fourth Quarter and Full Year of 2010

Worldwide revenue from AHS products was $367.1 million for the fourth quarter of 2010 and $1.41 billion for the full year of 2010, which was essentially flat compared to the same corresponding periods of 2009.  Compared to the prior-year periods, foreign currency exchange movements unfavorably impacted worldwide AHS revenue by 1% in the fourth quarter of 2010 while having no significant impact on worldwide AHS revenue for the full year of 2010.  On a non-GAAP, constant currency basis, the growth in fourth quarter 2010 AHS revenue was attributable primarily to increased sales volumes.

North American AHS revenue of $279.4 million for the fourth quarter increased 2% from the prior-year quarter due primarily to improved rental and sales volumes.  For the full year of 2010, North American AHS revenue was $1.07 billion, which was comparable to the prior year.  Fourth quarter AHS revenue in the U.S. increased 1% over the prior-year quarter due largely to rental and sales volume growth.

EMEA/APAC AHS revenue decreased 6% to $87.7 million for the fourth quarter of 2010 and decreased 2% to $334.8 million for the full year of 2010, respectively, compared to the same corresponding periods of 2009.  On a constant currency basis, EMEA/APAC AHS revenue decreased by 2% compared to the fourth quarter of the prior year while being comparable to the full year of 2009.  The fourth quarter revenue decrease was due primarily to lower pricing and sales volumes in price sensitive and highly-competitive markets driven largely by governmental austerity measures in response to a challenging economic environment.  The lower AHS revenue in EMEA was partially offset by volume growth related to new products and new geographies, particularly in Japan.

Total revenue from our LifeCell division was $93.7 million for the fourth quarter of 2010 and $341.4 million for the full year of 2010.  Regenerative Medicine revenue increased 22% and 19% for the fourth quarter and full year of 2010, respectively, as compared to the same periods one year ago.  Direct sales of Strattice™, our porcine-based reconstructive tissue matrix, generated $40.0 million of revenue in the quarter, or 43% of total Regenerative Medicine revenue for the period.  Direct sales of Strattice in the fourth quarter of 2010 increased $12.9 million, or 48%, from the same period one year ago.  The EMEA region contributed approximately 180 and 170 basis points of the Regenerative Medicine overall revenue growth rate for the fourth quarter and full year of 2010, respectively, as we continued to penetrate the European markets.  We have now introduced our Regenerative Medicine products into eleven European countries.

Worldwide TSS revenue was $66.6 million for the fourth quarter and $270.2 million for the full year of 2010 compared to $82.7 million and $300.2 million, respectively, for the same corresponding periods of the prior year.  North American revenue from TSS was $43.2 million for the fourth quarter of 2010, a 21% decrease from the prior-year period, due primarily to decreased demand in our critical care business stemming from a much less severe flu season than in 2009.  North American TSS revenue for the full year of 2010 was $178.0 million, down 9% from the prior year revenue of $196.4 million.  EMEA/APAC TSS revenue of $23.4 million and $92.2 million for the fourth quarter and full year of 2010, decreased 17% and 11%, respectively, compared to the corresponding periods of 2009.  Excluding foreign currency exchange rate movements, EMEA/APAC TSS revenue decreased 10% and 8%, respectively, for the fourth quarter and the full year of 2010 compared to the same periods in the prior year due primarily to decreased rental volume and average rental pricing.

Profit Margins Stable

Gross profit for the fourth quarter and the full year of 2010 was $301.3 million and $1.14 billion, respectively, compared to $304.9 million and $1.11 billion, respectively, in the corresponding periods of the prior year.  Gross profit margin was approximately 57% for the fourth quarter of 2010, down slightly from 58% in the prior-year period due primarily to additional investment in our AHS sales force during the second half of 2010, higher royalty expense, and lower TSS critical care rentals, partially offset by favorable margins in our Regenerative Medicine business.

Research and development expenses for the fourth quarter of 2010 decreased 5% from the prior-year period to $22.9 million.  The majority of this decrease was due to the commercialization of new products in the second half of 2010 which were previously under development.  Total research and development expenses represented approximately 4.5% of revenue for the full year of 2010.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter were $146.1 million, a decrease of approximately 1% from the fourth quarter of the prior year.  The lower SG&A spend was due to lower spending in shared services functions partially offset by continuing investment in the LifeCell sales force and our Japanese infrastructure.

Other Income/Expense Reflects Continued Deleveraging

Fourth quarter 2010 interest expense was $19.7 million compared to $24.5 million in the same period of the prior year due to a combination of scheduled and voluntary debt payments made over the last twelve months and lower interest rates.  Long-term debt outstanding as of December 31, 2010 consisted of a senior secured term loan of $527.3 million due 2013 and 3.25% senior convertible notes of $690.0 million due 2015.

Foreign currency transaction losses were $1.4 million in the fourth quarter of 2010 compared to $108,000 in the prior-year period due primarily to continued volatility in currency exchange rates.

Income Tax Rate

The effective income tax rate for both the fourth quarter and full year of 2010 was 28.0% compared to 32.9% and 31.6%, respectively, for the corresponding periods of the prior year.  The decrease in the effective income tax rate for the fourth quarter and full year 2010 resulted from a higher percentage of taxable income being generated in lower tax foreign jurisdictions and the favorable resolution of certain tax contingencies during 2010.  The fourth quarter tax rate also benefited from the extension of the U.S. research and development credit.

Financial Position Provides Flexibility and Strength

Total cash at year-end was $316.6 million, an increase of $53.4 million from year-end 2009.  During the fourth quarter and year ended December 31, 2010, the Company made scheduled and voluntary senior credit facility repayments totaling $37.7 million and $222.7 million, respectively, from cash-on-hand.  Operating cash flow less net capital expenditures for the full year of 2010 was $275.4 million.  Total long-term debt outstanding at December 31, 2010 was $1.11 billion on a GAAP-basis, including the discount associated with our adoption of required accounting standards, and $1.22 billion on an economic, or debt-instrument, basis.

Subsequent Event

Our liquidity and financial flexibility were enhanced in January 2011 when we entered into a new credit agreement which was used to refinance our existing senior credit facility and will also be used for strategic and general corporate purposes.  The new credit agreement provides for (i) a $550.0 million term A facility that matures in January 2016, and (ii) a $650.0 million revolving credit facility that matures in January 2016, which represents a $350.0 million increase from our previous revolving credit facility.  The Company also has the right at any time to increase its borrowings under the new credit agreement by an aggregate additional amount up to $500.0 million.

2011 Outlook

The following guidance is based on current information and expectations as of February 1, 2011 (in millions, except per share data):

			% Change
	FY 2010	FY 2011	from 2010
Total revenue	$2,018	$2,050 - $2,090	2% - 4%

Diluted EPS – GAAP basis	$3.57	$3.82 - $3.96	7% - 11%
Acquisition-related adjustments:
Amortization-related adjustments	0.43	0.36
Non-cash interest – accounting
for convertible debt	0.18	0.20
Restructuring and other charges (1)	0.11	0.07 – 0.09

Adjusted Diluted EPS – non-GAAP basis	$4.29	$4.45 - $4.61	4% - 7%

Diluted weighted average shares outstanding	71.7	72.0 – 72.7	0% - 1%

(1) 2011 guidance includes $0.03 per diluted share related to our January 2011 debt refinancing.

The revenue guidance reflects our expectation of (i) flat to low-single digit growth in AHS resulting from emerging market penetration and new product introductions, partially offset by lower realized pricing and competitive share loss, (ii) mid-to-upper teens growth in Regenerative Medicine revenue and (iii) low-to-mid single digit contraction in TSS revenue.  Our 2011 outlook also assumes foreign currency exchange rates are comparable to 2010 and assumes the seasonal slowing of AHS revenue growth which we have historically seen beginning late in the fourth quarter and continuing into the first quarter.  We believe this seasonal pattern is generally caused by year-end clinical treatment patterns, such as the postponement of elective surgeries and increased discharges of individuals from the acute care setting around the winter holidays.  Historically, approximately 23% to 24% of our total annual revenue is realized during the first three months of the year.

The 2011 earnings guidance does not consider any potential impact to our royalty obligations resulting from ongoing patent litigation.  KCI and its affiliates, together with Wake Forest University Health Sciences (“Wake Forest”) are involved in multiple patent infringement suits against companies including Smith & Nephew, all of whom are challenging the validity of the Wake Forest patents.  In October 2010, the Federal District Court for the Western District of Texas entered an order in the Smith & Nephew case invalidating the patent claims involved in the lawsuit.  In light of the ruling, KCI believes that continued payment of the royalties scheduled under the Wake Forest license is inappropriate and the Company is pursuing various alternatives.

While we expect 2011 to be an investment year in terms of expanding our presence in the Japanese market and continuing with our global business transformation efforts, earnings leverage is expected to be realized through favorable product mix, operating efficiencies and continued financial leverage.  In addition, during the first half of 2011, the Company expects to incur certain charges associated with its global business transformation and other business unit initiatives.

Non-GAAP Financial Information

Within this document, we have included our results for the fourth quarter and full year ended December 31, 2010, along with our outlook on a non-GAAP basis to exclude the impact of the specified non-cash expenses set forth above associated with our acquisition of LifeCell in the second quarter of 2008 and the impact of restructuring charges incurred during the first quarter of 2009 and the second quarter of 2010.  In addition, we have presented supplemental revenue data on a non-GAAP basis to exclude the impact of foreign currency fluctuations between 2009 and 2010.  These non-GAAP financial measures do not replace the presentation of our GAAP results and outlook.  We have provided this supplemental non-GAAP information because it may provide meaningful information regarding our results and outlook on a basis that better facilitates an understanding of our expected results of operations which may not be otherwise apparent under GAAP.  Management uses this non-GAAP financial information, along with GAAP information, for reviewing the operating results of its business segments and for analyzing potential future business trends.  In addition, we believe some investors may use this information in a similar fashion.  A reconciliation of our GAAP selected financial information for the periods presented to the non-GAAP selected financial information provided is included herein.

Earnings Release Conference Call

As previously announced, we have scheduled an earnings release conference call for 8:30 a.m. Eastern Standard Time today, Tuesday, February 1, 2011.  The dial-in numbers for this conference call are as follows:

Domestic Dial-in Number:	866-469-0048
International Dial-in Number:	+706-758-3983
Conference ID Number:	37886174

This call is being webcast and can be accessed at the Kinetic Concepts, Inc. web site at http://www.kci1.com/investor/index.asp, by clicking on Web cast – Q4 and Year End 2010 Kinetic Concepts, Inc. Earnings Conference Call.  An archive of the web cast will be available until January 31, 2012 at http://www.kci1.com/investor/index.asp.

KCI's business outlook as of today is expected to be available on KCI's Investor Relations web site.  KCI does not currently expect to update this business outlook until the release of KCI's next quarterly earnings announcement, notwithstanding subsequent developments.  Although KCI undertakes no duty to update its business outlook, KCI may update the full business outlook or any portion thereof at any time.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI's success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.

The Company employs approximately 6,900 people and markets its products in 22 countries.  For more information about KCI, and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, management's outlook, estimates of future performance, revenue, earnings per share, growth objectives and weighted average shares outstanding.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of risks and uncertainties that could cause us to fail to achieve our current financial projections and other expectations, such as changes in the demand for V.A.C. Therapy resulting from increased competition, the seasonal slowing of V.A.C. Therapy unit growth in the fourth and first quarter of each year, changes in payer reimbursement policies or in our ability to protect our intellectual property rights.  All information set forth in this release and its attachments is as of February 1, 2011.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, including, among other sections, under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."  These reports are on file with the SEC and available at the SEC's website at www.sec.gov.  Additional information may also be set forth in those sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is expected to be filed with the SEC in late February 2011.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)

	Three months ended December 31,			Year ended December 31,
			%			%
	2010	2009	Change	2010	2009	Change
	(unaudited)	(unaudited)		(unaudited)
Revenue:
Rental	$288,523	$305,183	(5.5)%	$1,140,568	$1,178,138	(3.2)%
Sales	238,944	221,634	7.8	877,184	814,506	7.7

Total revenue	527,467	526,817	0.1	2,017,752	1,992,644	1.3

Rental expenses	160,671	154,883	3.7	625,277	640,346	(2.4)
Cost of sales	65,471	67,039	(2.3)	250,253	244,784	2.2

Gross profit	301,325	304,895	(1.2)	1,142,222	1,107,514	3.1

Selling, general and administrative expenses	146,063	147,462	(0.9)	568,166	532,308	6.7
Research and development expenses	22,880	24,017	(4.7)	90,255	92,088	(2.0)
Acquired intangible asset amortization	8,856	10,158	(12.8)	37,426	40,634	(7.9)

Operating earnings	123,526	123,258	0.2	446,375	442,484	0.9

Interest income and other	307	173	77.5	851	819	3.9
Interest expense	(19,693)	(24,469)	(19.5)	(87,053)	(104,918)	(17.0)
Foreign currency loss	(1,381)	(108)	-	(4,500)	(4,004)	12.4

Earnings before income taxes	102,759	98,854	4.0	355,673	334,381	6.4

Income taxes	28,766	32,523	(11.6)	99,589	105,679	(5.8)

Net earnings	$73,993	$66,331	11.6%	$256,084	$228,702	12.0%

Net earnings per share:
Basic	$1.04	$0.94	10.6%	$3.61	$3.26	10.7%

Diluted	$1.03	$0.93	10.8%	$3.57	$3.24	10.2%

Weighted average shares outstanding:
Basic	71,120	70,334		70,869	70,110

Diluted	72,043	70,974		71,748	70,542

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2010	2009
	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$316,603	$263,157
Accounts receivable, net	414,083	425,042
Inventories, net	172,552	121,044
Deferred income taxes	30,112	11,715
Prepaid expenses and other	34,199	37,330

Total current assets	967,549	858,288

Net property, plant and equipment	271,063	296,055
Debt issuance costs, net	22,622	35,191
Deferred income taxes	17,151	17,513
Goodwill	1,328,881	1,328,881
Identifiable intangible assets, net	453,802	489,213
Other non-current assets	14,931	13,424

	$3,075,999	$3,038,565

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$60,137	$63,301
Accrued expenses and other	225,524	226,823
Current installments of long-term debt	169,500	132,353
Income taxes payable	-	18,484

Total current liabilities	455,161	440,961

Long-term debt, net of current installments and discount	935,290	1,173,808
Non-current tax liabilities	35,588	29,074
Deferred income taxes	163,386	212,257
Other non-current liabilities	3,495	4,994

Total liabilities	1,592,920	1,861,094

Shareholders' equity:
Common stock; authorized 225,000 at 2010 and 2009,
issued and outstanding 71,996 at 2010 and 71,256 at 2009	72	71
Preferred stock; authorized 50,000 at 2010 and 2009; issued and
outstanding 0 at 2010 and 2009	-	-
Additional paid-in capital	852,152	804,111
Retained earnings	613,434	357,350
Accumulated other comprehensive income, net	17,421	15,939

Shareholders' equity	1,483,079	1,177,471

	$3,075,999	$3,038,565

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net earnings	$256,084	$228,702
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Amortization of convertible debt discount	21,296	19,718
Depreciation and other amortization	156,465	155,860
Provision for bad debt	10,602	10,166
Write-off of deferred debt issuance costs	2,301	3,035
Share-based compensation expense	32,781	32,506
Excess tax benefit from share-based payment arrangements	(1,505)	(1,214)
Change in assets and liabilities:
Decrease (increase) in accounts receivable, net	2,717	(29,271)
Increase in inventories, net	(51,266)	(11,953)
Decrease (increase) in prepaid expenses and other	3,133	(1,560)
Increase (decrease) in accounts payable	(3,005)	9,530
Increase (decrease) in accrued expenses and other	6,107	(28,291)
Increase (decrease) in tax liabilities, net	(13,731)	16,649
Decrease in deferred income taxes, net	(69,258)	(16,356)

Net cash provided by operating activities	352,721	387,521

Cash flows from investing activities:
Additions to property, plant and equipment	(85,883)	(103,289)
Decrease in inventory to be converted into equipment
for short-term rental	8,531	8,462
Dispositions of property, plant and equipment	2,100	4,976
Business acquired in purchase transaction, net of cash acquired	-	(173)
Increase in identifiable intangible assets and other non-current assets	(18,680)	(62,894)

Net cash used by investing activities	(93,932)	(152,918)

Cash flows from financing activities:
Proceeds from revolving credit facility	-	105,000
Repayments of long-term debt, revolving credit facility and
capital lease obligations	(222,727)	(334,000)
Excess tax benefit from share-based payment arrangements	1,505	1,214
Proceeds from exercise of stock options	12,221	1,850
Purchase of immature shares for minimum tax withholdings	(1,741)	(1,419)
Proceeds from the purchase of stock in ESPP and other	6,540	5,938

Net cash used by financing activities	(204,202)	(221,417)

Effect of exchange rate changes on cash and cash equivalents	(1,141)	2,204

Net increase in cash and cash equivalents	53,446	15,390
Cash and cash equivalents, beginning of year	263,157	247,767

Cash and cash equivalents, end of year	$316,603	$263,157

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Three months ended December 31,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$279,401	$(457)	$278,944	$274,287	1.9%		1.7%
EMEA/APAC	87,721	3,629	91,350	92,961	(5.6)		(1.7)

Total AHS	367,122	3,172	370,294	367,248	-		0.8

Regenerative Medicine
North America	91,425	(19)	91,406	75,943	20.4		20.4
EMEA/APAC	2,287	31	2,318	910	151.3		154.7

Total Regenerative Medicine	93,712	12	93,724	76,853	21.9		22.0

TSS
North America	43,199	(304)	42,895	54,537	(20.8)		(21.3)
EMEA/APAC	23,434	1,925	25,359	28,179	(16.8)		(10.0)

Total TSS	66,633	1,621	68,254	82,716	(19.4)		(17.5)

Total North America revenue	414,025	(780)	413,245	404,767	2.3		2.1
Total EMEA/APAC revenue	113,442	5,585	119,027	122,050	(7.1)		(2.5)

Total Revenue	$527,467	$4,805	$532,272	$526,817	0.1%		1.0%

AHS:
North America revenue
Rental	$194,112	$(221)	$193,891	$191,471	1.4%		1.3%
Sales	85,289	(236)	85,053	82,816	3.0		2.7

Total North America revenue	279,401	(457)	278,944	274,287	1.9		1.7

EMEA/APAC revenue
Rental	39,826	1,760	41,586	44,478	(10.5)		(6.5)
Sales	47,895	1,869	49,764	48,483	(1.2)		2.6

Total EMEA/APAC revenue	87,721	3,629	91,350	92,961	(5.6)		(1.7)

Total rental revenue	233,938	1,539	235,477	235,949	(0.9)		(0.2)
Total sales revenue	133,184	1,633	134,817	131,299	1.4		2.7

Total AHS Revenue	$367,122	$3,172	$370,294	$367,248	-%		0.8%

Regenerative Medicine Revenue:
North America rental revenue	$211	$-	$211	$-	-%		-%
North America sales revenue	91,214	(19)	91,195	75,943	20.1%		20.1%
EMEA/APAC sales revenue	2,287	31	2,318	910	151.3		154.7

Total Regenerative Medicine Revenue	$93,712	$12	$93,724	$76,853	21.9%		22.0%

TSS Revenue:
North America revenue
Rental	$35,717	$(236)	$35,481	$47,065	(24.1	) %	(24.6	) %
Sales	7,482	(68)	7,414	7,472	0.1		(0.8)

Total North America revenue	43,199	(304)	42,895	54,537	(20.8)		(21.3)

EMEA/APAC revenue
Rental	18,657	1,603	20,260	22,169	(15.8)		(8.6)
Sales	4,777	322	5,099	6,010	(20.5)		(15.2)

Total EMEA/APAC revenue	23,434	1,925	25,359	28,179	(16.8)		(10.0)

Total rental revenue	54,374	1,367	55,741	69,234	(21.5)		(19.5)
Total sales revenue	12,259	254	12,513	13,482	(9.1)		(7.2)

Total TSS Revenue	$66,633	$1,621	$68,254	$82,716	(19.4	) %	(17.5	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Reconciliation from GAAP to Non-GAAP
Supplemental Revenue Data
(in thousands)
(unaudited)

	Year ended December 31,
	2010				GAAP		Constant
			Constant	2009	%		Currency %
	GAAP	FX Impact	Currency	GAAP	Change		Change (1)

Total Revenue:
AHS
North America	$1,071,408	$(4,456)	$1,066,952	$1,066,124	0.5%		0.1%
EMEA/APAC	334,785	4,910	339,695	340,451	(1.7)		(0.2)

Total AHS	1,406,193	454	1,406,647	1,406,575	-		-

Regenerative Medicine
North America	334,800	(44)	334,756	284,075	17.9		17.8
EMEA/APAC	6,605	151	6,756	1,823	262.3		270.6

Total Regenerative Medicine	341,405	107	341,512	285,898	19.4		19.5

TSS
North America	177,950	(2,954)	174,996	196,354	(9.4)		(10.9)
EMEA/APAC	92,204	3,776	95,980	103,817	(11.2)		(7.5)

Total TSS	270,154	822	270,976	300,171	(10.0)		(9.7)

Total North America revenue	1,584,158	(7,454)	1,576,704	1,546,553	2.4		1.9
Total EMEA/APAC revenue	433,594	8,837	442,431	446,091	(2.8)		(0.8)

Total Revenue	$2,017,752	$1,383	$2,019,135	$1,992,644	1.3%		1.3%

AHS:
North America revenue
Rental	$758,956	$(2,115)	$756,841	$757,745	0.2%		(0.1	) %
Sales	312,452	(2,341)	310,111	308,379	1.3		0.6

Total North America revenue	1,071,408	(4,456)	1,066,952	1,066,124	0.5		0.1

EMEA/APAC revenue
Rental	156,035	2,244	158,279	164,950	(5.4)		(4.0)
Sales	178,750	2,666	181,416	175,501	1.9		3.4

Total EMEA/APAC revenue	334,785	4,910	339,695	340,451	(1.7)		(0.2)

Total rental revenue	914,991	129	915,120	922,695	(0.8)		(0.8)
Total sales revenue	491,202	325	491,527	483,880	1.5		1.6

Total AHS Revenue	$1,406,193	$454	$1,406,647	$1,406,575	-%		-%

Regenerative Medicine Revenue:
North America rental revenue	$211	$-	$211	$-	-%		-%
North America sales revenue	334,589	(44)	334,545	284,075	17.8		17.8
EMEA/APAC sales revenue	6,605	151	6,756	1,823	262.3		270.6

Total Regenerative Medicine Revenue	$341,405	$107	$341,512	$285,898	19.4%		19.5%

TSS Revenue:
North America revenue
Rental	$151,250	$(2,414)	$148,836	$172,893	(12.5	) %	(13.9	) %
Sales	26,700	(540)	26,160	23,461	13.8		11.5

Total North America revenue	177,950	(2,954)	174,996	196,354	(9.4)		(10.9)

EMEA/APAC revenue
Rental	74,116	3,330	77,446	82,550	(10.2)		(6.2)
Sales	18,088	446	18,534	21,267	(14.9)		(12.9)

Total EMEA/APAC revenue	92,204	3,776	95,980	103,817	(11.2)		(7.5)

Total rental revenue	225,366	916	226,282	255,443	(11.8)		(11.4)
Total sales revenue	44,788	(94)	44,694	44,728	0.1		(0.1)

Total TSS Revenue	$270,154	$822	$270,976	$300,171	(10.0	) %	(9.7	) %

(1) Represents percentage change between 2010 Non-GAAP Constant Currency revenue and 2009 GAAP revenue.

KINETIC CONCEPTS, INC. AND SUBSIDIARIES
Selected Financial Information - GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2010	2009	Change

Operating earnings	$123,526	$8,856	$-	$-	$-	$132,382	$133,416	(0.8	) %
Net earnings (1)	$73,993	$5,446	$1,488	$3,369	$-	$84,296	$77,918	8.2%
Diluted earnings per share	$1.03	$0.08	$0.02	$0.04	$-	$1.17	$1.10	6.4%

	Year ended December 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2010	of Acquired	Cost	Accounting	and Other	Adjusted	Adjusted	%
	GAAP	Intangibles	Amortization	Standards	Charges	2010	2009	Change

Operating earnings	$446,375	$37,426	$-	$-	$12,711	$496,512	$492,474	0.8%
Net earnings (1)	$256,084	$23,017	$7,729	$13,097	$7,818	$307,745	$281,408	9.4%
Diluted earnings per share	$3.57	$0.32	$0.11	$0.18	$0.11	$4.29	$3.99	7.5%

	Three months ended December 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$123,258	$10,158	$-	$-	$-	$133,416
Net earnings (1)	$66,331	$6,248	$2,220	$3,119	$-	$77,918
Diluted earnings per share	$0.93	$0.09	$0.03	$0.05	$-	$1.10

	Year ended December 31,
				Interest
				Expense -
			Debt	Adoption of
		Amortization	Issuance	Required	Restructuring
	2009	of Acquired	Cost	Accounting	and Other	Adjusted
	GAAP	Intangibles	Amortization	Standards	Charges	2009

Operating earnings	$442,484	$40,634	$-	$-	$9,356	$492,474
Net earnings (1)	$228,702	$24,990	$9,289	$12,126	$6,301	$281,408
Diluted earnings per share	$3.24	$0.36	$0.13	$0.17	$0.09	$3.99

(1) Adjustments to “Net earnings” are presented net of tax.  The tax effect of each reconciling item is calculated using the Company’s estimated incremental tax rate for the period.  With the exception of the adjustments for “Restructuring and Other Charges” incurred during 2009, the tax effect of the adjustments was calculated using the estimated incremental U.S. combined federal and state tax rate of 38.5%.  Due to the global nature of the “Restructuring and Other Charges” incurred during 2009, the tax effect of these adjustments was calculated using a tax rate of 32.7% which represented the blended effective income tax rates for the relevant jurisdictions.